Exhibit 99.1
Joseph P. Campbell To Retire From Royal Bank America
NARBERTH, PA -Royal Bancshares of Pennsylvania, Inc. (“Royal”) (NASDAQ: RBPAA), parent company of Royal Bank America, announced that Joseph P. Campbell, President and Chief Executive Officer (CEO) will retire from his current position effective December 31, 2008 after a 27-year career with Royal. Mr. Campbell will continue to serve on the company’s Board of Directors.
On January 1, 2009, following a transition period, Robert R. Tabas, currently Royal’s Chairman, will assume the role of CEO and James J. McSwiggan, currently Royal’s Chief Operating Officer (COO), will become President and COO.
Significant accomplishments during Mr. Campbell’s leadership tenure include:
•	The growth of the organization in asset size from $427 million to a high of $1.3 billion

•	The growth of the bank branch network, both organically and via acquisition

•	The concept and launch of the Royal Asian Bank brand, the organization’s first major foray into niche banking (currently operating in 3 states)

•	Expansion of the organization’s divisions to include RBA Leasing, Royal Tax Liens and RBA Capital Group
Chairman Robert R. Tabas stated, “Our Company has grown significantly under the guidance of Joe Campbell and we wish him the best in retirement. Having continued access to his insight and expertise as a member of our Board of Directors will benefit our organization as we grow.”
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands throughout Pennsylvania, New Jersey and New York. As The Region’s Premier Commercial Real Estate Lender, Royal Bank America has played a lead role in the growth and development of our area for the past 40+ years. Royal Asian Bank enjoys a distinctive niche serving the financing and banking needs of the growing Asian-American population. Additional subsidiaries include RBA Leasing, engaged in equipment leasing solutions for small and mid-sized businesses, and RBA Capital, a lender finance company. More information on Royal Bancshares of Pennsylvania, our banks and subsidiaries is available at www.royalbankamerica.com.

Media Contact:	Marc Sanders Director of Marketing 610.668.4700